                                       ASSET
                                PURCHASE AGREEMENT

PARTIES:

     This Agreement is made and entered into as of the 8th day of September, 1997, by and between SKY-TRACKER OF AMERICA, INC., of 28007 Front Street, Temecula, California 92590, a California corporation (hereinafter referred to as the "Seller"), and BALLANTYNE OF OMAHA, INC., 4350 McKinley Street,
Omaha, Nebraska 68112, a Delaware corporation (the "Buyer").

RECITALS:

     A. Seller is engaged in the business of the design, manufacture, marketing, distribution and sale of lighting equipment and is also engaged in the electroforming business.

     B. Seller owns certain Assets which it uses in its business for the design, manufacture, marketing, distribution, and sale of the following lighting equipment: Sky-Light Search Lights; Sky-Tracker Search Lights; and Sky-Tracker of America Infrared Illuminators (hereinafter referred to as the "Product Lines").

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets and business of Seller pertaining only to the Product Lines, specifically excluding
         Seller's assets and business pertaining to its electroforming business.

AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I.   DEFINITIONS

     For all purposes of this Agreement, the following terms shall have the following definitions:


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     A.  "Accounts Receivable" shall mean all open, unpaid invoices and unapplied credit memos of Seller pertaining only to the Product Lines (and not pertaining to Seller's electroforming business) as of the date of the Closing. A true and correct list of Accounts Receivable items as of August 31, 1997, specifically identifying any accounts or amounts in dispute, is attached hereto as Exhibit 1.

     B.  "Assumed Liabilities" shall mean:

         1. All open purchase orders of Seller pertaining to the Product Lines (and not pertaining to Seller's electroforming business); provided, however, that Buyer shall not assume any open purchase orders for equipment, parts or supplies entered into after September 8, 1997, not in the ordinary course of business. A true and correct list of such current Purchase Orders is set forth in Exhibit 2 attached hereto.

         2. All express Warranty obligations (as defined herein) on any lighting equipment from the Product Lines sold by Seller. True and correct copies of Seller's Warranty Agreements are attached hereto as Exhibit 3.

         3. Notwithstanding any other provision contained herein, Assumed Liabilities shall not include:

             a. Any federal, state or local income, sales, use, franchise, or any other tax payable with respect to the Purchased Assets (as hereafter defined), or operations of Seller.

             b. Any liability or obligation related to any Assets of Seller not being purchased by Buyer.

             c. Any liability or obligations of Seller arising in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

             d. Any liability or obligation with respect to any of Seller's employees, agents or independent contractors, whether or not subsequently employed by Buyer.

             e. Any claim for injury to persons or property of any nature whatsoever in connection with the business or operations of Seller, or relating to any products sold by Seller.

             f. Any liability or obligation arising out of any breach by Seller of any provision of any agreement, contract or other commitment.

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             g.  Any liability of Seller to pay royalties to Richard T. Headrich for all periods prior to the date of Closing.

             h. Any liabilities other than those expressly assumed by Buyer hereby.

             i.  Any trade accounts payable of Seller.

     C. "Balance Sheet" shall mean the unaudited Balance Sheet of Seller as of August 31, 1997, a copy of which is attached hereto as Exhibit 4, which Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     D. "Contract" shall mean only any of Seller's open purchase orders and sales orders pertaining to the Product Lines that shall exist as of the date of Closing, a true and correct list of all of which is attached hereto as
Exhibit 2, and those entered into thereafter by Seller in the ordinary course of business.

     E. "Fixtures and Equipment" shall mean all of the manufacturing equipment, test equipment, other plant and equipment, including tooling dies and all other special equipment used in the manufacture of or pertaining to the Product Lines owned by Seller, a true and correct list of which is attached hereto as Exhibit 5.

     F. "Inventory" shall mean all of Seller's inventories which are directly related to the Product Lines and which are held for resale in the ordinary course of Seller's business to its customers, and all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, and similar items, all of which are used in the manufacture, distribution and sale of the Product Lines, and which together aggregate the amount listed as Inventory on Seller's Balance Sheet, as adjusted to date of Closing in the ordinary course of business.

     G. "Purchased Assets" shall mean all of the following Assets as of the date of the Closing pertaining exclusively to the Product Lines, except those Assets specifically excluded herein:

         1.  All Accounts Receivable:

         2. All Contract rights of Seller, including all cash deposits received by Seller in connection with open sales orders for the Product Lines;

         3.  All Fixtures and Equipment;

         4.  All Inventory

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         5.  All Books and Records of Seller pertaining to the Purchased
     Assets, including, but not limited to: accounting records, invoices, customer lists, customer contracts, customer files, and marketing materials pertaining to present and prospective customers;

         6. All trademarks, trade names, patents, patent applications, improvements thereto and interests thereunder, licenses, including patent licenses, copyrights and copyright licenses pertaining to the Purchased Assets, a true and correct list of which is attached hereto as Exhibit 6;

         7. All invention processes, know-how, formulas, drawings, blueprints, specifications, flow-sheets, manuals, data, trade secrets, plans, files, software, computer programs, related documentation, and all other intangible Assets of any nature whatsoever, all of which pertain to the Product Lines; and

         8. Any and all other assets of any kind or nature whatsoever directly related or pertaining to the Product Lines, except any assets specifically excluded herein.

         9. Notwithstanding any provision of this Agreement to the contrary, the Purchased Assets shall not include any of Seller's assets and business pertaining exclusively to its electroforming business.

     H. "Warranty" shall mean all warrant obligations of Seller, pertaining to the Product Lines sold by Seller, which are based on express warranties only. Buyer does not assume any liability with respect to any implied warranty or any liability which shall be in the nature of personal injury or property damage or other consequential damages, except as stated herein.

     I. "Financial Statements" shall mean the Balance Sheet and all other exhibits and representations herein containing financial information pertinent to the Purchased Assets.

II.  SALE OF ASSETS

     A. At Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer the Purchased Assets, free and clear of all liabilities, obligations, liens, security interests and encumbrances of any kind, except those liabilities expressly assumed by Buyer herein.

     B. At Closing, Buyer agrees that it will accept and assume the Assumed Liabilities.

     C. At Closing, Buyer shall wire transfer the Purchase Price to Seller's bank account, subject to any amounts required to discharge any liens or encumbrances against the Purchased Assets, or required by law to be withheld to pay any obligations of Seller.

III. CLOSING

     The Closing of the sale (the "Closing") shall take place at Seller's offices on or before September 15, 1997, or as soon thereafter as all of the conditions of this Agreement shall be complied with by the parties. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance as shall be effective to vest in the Buyer good and marketable title to the Purchased Assets as provided in this Agreement.

IV.  PURCHASE PRICE

     The Purchase Price shall be Four Hundred Thousand Dollars ($400,000), subject to adjustment as herein set forth.

V.   ALLOCATION OF PURCHASE PRICE

     Buyer shall allocate the Purchase Price among the Purchased Assets in such manner as it shall determine. Such allocation shall be made at or prior to the date of Closing. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes, and tax purposes). Buyer and Seller also each agree to file IRS Form 8594 consistent with the foregoing and in accordance with Section 1060 of the Code.

VI.  FURTHER ASSURANCES

     From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Seller will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer reasonably may require more effectively to convey and transfer to Buyer any of the Purchased Assets.

VII. PAYMENT OF SALES AND SIMILAR TAXES

     Buyer will pay all sales, transfer, and documentary taxes, if any, payable in connection with the sale, transfer, and deliveries to be made to Buyer hereunder.

VIII. ADDITIONAL CONSIDERATION TO SELLER

     As additional consideration to Seller for entering into the transactions contemplated in this Agreement, Buyer will pay to Seller a percentage of Buyer's gross sales of the Product Lines after the Closing, as determined in accordance with the following schedule:

                                                             Amount of Payment
Ballantyne's Sales of the Product Lines After Closing           to Seller
-----------------------------------------------------       ------------------

First $1 million in sales                                        None

Sales in excess of $1 million but not more than $1.5 million       5%

Sales in excess of $1.5 million                                    10%

Buyer shall pay such additional consideration to Seller on an annual basis, making each payment on a date which shall be no later than thirty (30) days following the end of each 12-month period. Such payments shall be made to Seller until a cumulative total of Five Hundred Thousand Dollars ($500,000) has been paid to Seller, or until a date which is five (5) years after the date of Closing, whichever shall be earlier. Upon such date, Buyer's obligation to pay any additional consideration to Seller shall terminate. Notwithstanding the foregoing, if, after Closing, Seller shall be in default under any provision of this Agreement or any agreement executed in connection herewith, Buyer may withhold any amounts payable to Seller hereunder until such default shall be cured by Seller.

IX.  MARLOWE A. PICHEL CONSULTING AGREEMENT

     Buyer shall engage Marlowe A. Pichel (the Chairman of the Board and Chief Executive Officer of Seller) as a Consultant effective immediately upon the Closing of the transactions herein contemplated for a term of three (3) years at an annual compensation of Seventy-five Thousand Dollars ($75,000). At Closing, Buyer and Marlowe A. Pichel shall enter into a written Consulting Agreement in the form and of the content of Exhibit 7, attached hereto, the terms and conditions of which are incorporated herein by this reference.

X.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents, warrants and covenants to and with Buyer as follows:

     A. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as it is presently being conducted and to own, sell and convey its properties and Assets.

     B. Copies of Seller's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of California, and of Seller's Bylaws as amended to date, have been delivered to Buyer and are complete and correct as of the date of this Agreement. At the Closing, Seller shall deliver to Buyer a Certificate of Good Standing certified by the Secretary of State of California.

     C. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

     D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Seller, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party, which breach or default would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby, or (3) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby.

     E. Except as provided in Paragraph E of Article XII herein, Seller knows of no and has not been informed of any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     F. Neither Seller nor any affiliate of Seller has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Buyer or any Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     G. Except as otherwise provided herein, Seller currently has and will have and will transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, encumbrances, restrictions and equities, except those mortgages, pledges, liens, security interests and other liabilities expressly assumed by Buyer hereunder.

     H. Except as described in Exhibit 9, there are no material actions, suits, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or affecting the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality. Prior to the Closing, either (1) Seller shall have resolved the matters disclosed in Exhibit 9, or (2) Buyer and Seller shall agree as to how such matters will be handled.

     I. The Assets being purchased hereunder by Buyer constitute all of the Assets of Seller pertaining to the Product Lines.

     J. Other than as set forth in this Agreement or the Exhibits hereto, there are no material liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Purchased Assets. Unless consented to by Buyer in writing, no liabilities have been or will be incurred since August 31, 1997, except in the ordinary course of business. Seller has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) those arising after the date of the Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in the Schedules hereto.

     K. Seller has disclosed to Buyer all facts known by Seller to be material to the Assets to be acquired by Buyer pursuant to this Agreement. No written representation or warranty by the Seller in this Agreement or any written statement or certificate furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact known to Seller, or omits or will omit to state a material fact known to Seller necessary to make the statements contained therein not misleading. During the period from the date of this Agreement to the Closing date, Seller represents and covenants that its business in connection with the Product Lines shall in all respects continue to be operated only in the ordinary course. Seller shall give prompt notice to Buyer with respect to any material changes in the operation of its business in connection with the Product Lines and any matter or event which comes to Seller's attention and which, if it had occurred as of the date hereof, would constitute a material breach of the representations and warranties of Seller contained in this Agreement.

     L. All Financial Statements provided to Buyer pursuant to this Agreement and all Exhibits hereto are accurate in all material respects; and all other financial data relating to the Purchased Assets given by Seller to Buyer was accurate in all material respects as to what it was represented to be when given to Buyer.

     M. The Accounts Receivable reflected in the Balance Sheet and all Accounts Receivable arising after the Balance Sheet date through Closing arose from bona fide transactions in the ordinary course of business, and to the best of Seller's knowledge and belief are valid.

     N. Seller warrants that the Product Lines do not violate or infringe upon any valid patent, trade secret or proprietary rights of others and that Buyer may continue to manufacture the Product Lines without violating any patents, trade secrets or proprietary rights of others, or of Seller. Seller shall defend any action brought against Buyer based upon a claim that any of such items infringe upon a patent, trade secret or other proprietary right. Seller further agrees to indemnify Buyer and hold Buyer harmless from any or all of judgments, decrees, costs or expenses resulting from such action.

     O. The execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors, and by Seller's Shareholders in accordance with the business corporation laws of the State of California.

     P. Exhibit 10 sets forth a complete and correct list and description of all of the policies of liability, property, and all other forms of insurance or bonds carried by Seller for the benefit of or in connection with the Purchased Assets and the business of Seller pertaining to the Product Lines.

XI.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets.

     B. Copies of Buyer's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of Delaware, and of Buyer's Bylaws as amended to date, have been delivered to Seller and are complete and correct as of the date of this Agreement.

     C. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

     D. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby, or (3) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

     E. Buyer knows of no and has not been informed of any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     F. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Seller or Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

XII. COVENANTS OF SELLER AND BUYER

     Seller covenants with Buyer and Buyer covenants with Seller as follows:

     A. Seller shall assign to Buyer all transferable manufacturer, supplier or contractor warranties or guaranties respecting any of the Purchased Assets.

     B. Effective upon the Closing of the transactions contemplated hereby, Seller shall no longer use, in any respect, the name or terms "Sky-Tracker" or "Sky-Light" without the express written consent of Buyer. Within seventy-five (75) days after Closing, Seller shall change its corporate name to a name which bears no resemblance to the name "Sky-Tracker," and thereafter shall never use a name or names which shall be similar to such name.

     C. Seller shall not use, in any respect, the name, terms, or items listed in Exhibit 6 hereto without the express written consent of Buyer.

     D. Except as otherwise requested by Buyer, and without making any commitment on its behalf, Seller will use its best efforts to preserve its business intact; and preserve for Buyer the goodwill of the suppliers, customers, and others having business relations with Seller prior to Closing. In addition, until Closing, Seller shall make no purchases or sales of Inventory items, or enter into any contract or transaction, without the consent of Buyer in writing, except in the ordinary course of its business. Further, Seller has not and shall not make any distributions or payments to its stockholders and employees (except its regular payroll payments) between June 30, 1997, and the date of Closing, without the written consent of Buyer.

     E. Seller acknowledges that title to certain intellectual property assets (including the assets listed on Exhibit 6) which it is transferring to Buyer in accordance with this Agreement is currently held by Pichel Industries, Inc., a related corporation. Prior to Closing, Seller shall take such actions as shall be necessary to acquire full title to such assets to facilitate transfer of such assets to Buyer at Closing. The acquisition of title by Seller in such assets shall be effected in accordance with specific instructions as shall be given to Seller by Buyer's patent counsel.

XIII.  BULK SALES

     Seller agrees to cooperate with Buyer in complying with the provisions of Article 6 of the California Uniform Commercial Code--Bulk Transfer-- relating to bulk transfers in connection with the transactions contemplated by this Agreement. If Buyer shall waive the provisions of the Bulk Sales Law, Seller shall indemnify and hold Buyer harmless from any damages, losses or expenses (including reasonable attorneys' fees) suffered by Buyer from any claim which may be asserted against Buyer by creditors of Seller for obligations not assumed by Buyer hereunder which result from noncompliance with the California Bulk Transfer Law.

XIV.  COVENANT NOT TO COMPETE

     At the Closing, Seller and Marlowe A. Pichel will execute a
Non-Competition Agreement in the form of Exhibit 8 hereto. The effectiveness of this Agreement and of the Non-Competition Agreement will be contingent upon the execution of each other.

XV.  ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

     A. Seller and Buyer agree that so long as any books, records and files relating to the business, Assets or operations of the Seller pertaining to the Product Lines remain in existence and available, Buyer (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose with reasonable advance notice. Seller further agrees that it shall preserve and maintain all of its existing books and records relating to the Purchased Assets for a period of at least three (3) years following the date of Closing.

     B. On and after the Closing date, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     C. Buyer will assume all express Warranty obligations, as defined herein.

XVI.  INDEMNIFICATIONS

     A. BY SELLER: It is specifically acknowledged that Buyer does not assume and will not be responsible for any liabilities of Seller, except as may be expressly stated herein. Effective as of the Closing date, Seller shall indemnify and hold harmless Buyer against and in respect of:

          1. All liabilities and obligations of, or claims against, Seller not expressly assumed by Buyer in this Agreement.

          2. Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Seller under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer under this Agreement.

     B. BY BUYER: Buyer agrees that, on and after the date hereof, it shall indemnify and save and hold harmless Seller from and against any and all damages incurred in connection with or arising out of or resulting from (1) any material breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (2) any liability, obligation or commitment of Buyer relating in any way to the Purchased Assets or Assumed Liabilities; or (3) any claim, liability, obligation or commitment of any nature which is specifically assumed by Buyer pursuant to this Agreement.

XVII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer to purchase the Purchased Assets from Seller are subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by Buyer:

     A. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

     B. Seller shall have, or have caused to be performed and observed, in all material respects, all obligations and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing date.

     C. If, prior to the Closing date, any material part of the Purchased Assets is damaged by fire, other casualty, or any cause or activity not attributable to or under the control of Buyer, Seller shall give Buyer written notice thereof and Buyer may, at its option, terminate this Agreement by written notice of such election given to Seller no later than five (5) working days after receipt of Seller's notice, and upon giving such notice, both parties shall be fully discharged from all duties hereunder and all obligations hereof. However, if Buyer shall not so elect, or if an immaterial part of the Assets is damaged, then Seller hereby assigns to Buyer all of its rights, title and interest in and to any and all insurance proceeds payable by reason of such destruction or damage to the Purchased Assets and Seller hereby agrees to pay Buyer a sum equal to the deductible amount provided in such policies to the extent necessary to correct such damage.

     D. At or prior to the Closing, Seller and Marlowe A. Pichel shall have executed the Non-Competition Agreement as provided in Article XIV herein.

     E. There shall not have been, between the date of this Agreement and the Closing date, any materially adverse change in any of the Purchased Assets or the current operations of Seller.

     F. Seller shall have furnished Buyer with such certificates in form and substance reasonably satisfactory to counsel for Buyer as may be reasonably requested by counsel for Buyer to evidence compliance with the conditions set forth in this Section.

     G.  Either (1) Seller shall have resolved the matters disclosed in
Exhibit 9, or (2) Buyer and Seller shall have agreed as to how those matters that will be handled.

     H. Seller shall have acquired full title to the assets as provided in Paragraph E of Article XII herein, to the satisfaction of Buyer's patent counsel.

     I. At or prior to the Closing, Buyer and Marlowe A. Pichel shall have executed the Consulting Agreement as provided in Article IX herein.

     J. Prior to Closing, Buyer shall have completed, to its satisfaction, such financial, technical and legal due diligence of Seller as Buyer, its counsel and its accountants shall deem necessary and appropriate.

     K. Prior to Closing, the parties shall have complied, to the satisfaction of Buyer's counsel, with the requirements of the Bulk Sales Provisions of the California Commercial Code; provided, further that Buyer and its counsel shall be satisfied that its exposure to liability from Seller's creditors (including taxing authorities) shall be minimal as a result of such compliance.

XVIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to sell the Purchased Assets under this Agreement to Buyer is subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by Seller:

     A. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

     B. Buyer shall have, or have caused to be, performed and observed, in all material respects, all covenants, agreements and conditions hereof to be performed or observed by Buyer at or before the Closing.

     C. Seller shall have received approval from its Board of Directors and Shareholders for consummation of this transaction on the terms and conditions contained herein.

     D.  Either (1) Seller shall have resolved the matters disclosed in
Exhibit 9, or (2) Buyer and Seller shall have agreed as to how those matters will be handled.

XIX.  NON-ASSIGNMENT

     Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder, as a third-party beneficiary or otherwise.

XX.  EXPENSES

     Except as otherwise provided in this Agreement, each party shall pay its respective expenses, taxes, charges and liabilities incurred in connection with or arising out of this Agreement, including, without limitation thereto, counsel fees, accounting fees, and other expenses related to the assignment and delivery of the Purchased Assets to Buyer.

XXI. NOTICES

     Unless otherwise provided herein, any notices, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

              IF TO SELLER:            Sky-Tracker of America, Inc.
                                       Attention: Marlowe A. Pichel
                                       28007 Front Street
                                       Temecula, CA 92590

              WITH COPY TO:            __________________________
                                       __________________________
                                       __________________________

              IF TO BUYER:             Ballantyne of Omaha, Inc.
                                       Attn: Ronald H. Echtenkamp
                                       4350 McKinley Street
                                       Omaha, NE 68112

              WITH COPY TO:            Marks Clare & Richards
                                       David P. Wilson, Esq.
                                       11605 Miracle Hills Dr., Suite 300
                                       Omaha, NE 68154

or at such other address or designation as is provided by one party to the other in writing.


XXII. CHOICE OF LAW

     This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law).


XXIII. SURVIVAL OF WARRANTIES AND REPRESENTATIONS

     The representations, warranties and covenants of the parties hereto contained herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation theretofore made by either party. Each and every representation, warranty and covenant of Seller and Buyer and the indemnification provisions set forth in Article XVI herein shall survive the Closing date and remain operative and in full force and effect as herein provided.


XXIV. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

     This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


XXV. MULTIPLE COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.


XXVI. INVALIDITY

     In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.


XXVII. TITLES

     The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


XXVIII. CONFIDENTIAL INFORMATION

     In connection with the negotiation of this Agreement, each party acknowledges that it has had access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or make use of any other such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby or pursuant to or as required by law. If the transaction is not closed, each party shall return to the other all confidential information in tangible form, belonging or relating to the other party or provide a certificate of destruction of such material acceptable to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, on this 8th day of September, 1997.



                                       "Seller"

                                       SKY-TRACKER OF AMERICA, INC.



                                       By    /s/  Marlowe A. Pichel
                                         _________________________________
                                           Marlowe A. Pichel
                                           President



                                       "Buyer"

                                       BALLANTYNE OF OMAHA, INC.
                                       a Delaware corporation



                                       By    /s/  Ronald H. Echtenkamp
                                         _________________________________
                                           Ronald H. Echtenkamp
                                           Vice Chairman

STATE OF CALIFORNIA     )
                        ) ss.
COUNTY OF RIVERSIDE     )

     On this 4th day of September, 1997, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named MARLOWE A. PICHEL, President of SKY-TRACKER OF AMERICA, INC. to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed and the voluntary and deed of said corporation.



                                              /s/  Deborah Pinto
                                       ___________________________________
                                       Notary Public



STATE OF NEBRASKA     )
                      ) ss.
COUNTY OF DOUGLAS     )

     On this 8th day of September, 1997, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named RONALD H. ECHTENKAMP, Vice Chairman of BALLANTYNE OF OMAHA, INC., to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed and the voluntary act deed of said corporation.



                                              /s/  Nancy A. Cronin
                                       ___________________________________
                                       Notary Public